SIDLEY AUSTIN BROWN & WOOD LLP

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September 12, 2005

Mercury Funds, Inc.

800 Scudders Mill Road

Plainsboro, New Jersey 08536

Ladies and Gentlemen:

        We have acted as special Maryland counsel for Mercury Funds, Inc., a corporation organized under the laws of the State of Maryland (the “Corporation”), in connection with the registration by the Corporation of an indefinite number of shares of common stock, par value 0.0001 per share, of the Corporation (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”). The Corporation currently consists of 27 series, including Merrill Lynch Small Cap Growth Fund (“Small Cap”) and Merrill Lynch International Fund (“International Fund”). The Corporation is currently authorized to issue 11,400,000,000 shares of common stock, par value $.0001 per share, including the following: (i) 500,000,000 shares of Small Cap common stock, of which 100,000,000 shares have been designated to each of Class A, Class B, Class C, Class I and Class R, and (ii) 500,000,000 shares of International Fund common stock, of which 100,000,000 shares have been designated to each of Class A, Class B, Class C, Class I and Class R. Small Cap has registered its shares under the Securities Act pursuant to a registration statement on Form N-1A (File No. 333-85731) (the “Small Cap Registration Statement”), and International Fund has registered its shares under the Securities Act pursuant to a registration

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SIDLEY AUSTIN BROWN & WOOD LLP	WASHINGTON, D.C.

Mercury Funds, Inc.

September 12, 2005

statement on Form N-1A (File No. 333-56203) (the “International Fund Registration Statement”). The Small Cap Registration Statement and the International Fund Registration Statement shall together be referred to herein as the Registration Statements.

        As special Maryland counsel for the Corporation in connection with the registration of the Shares pursuant to the Registration Statements described above, we are familiar with the proceedings taken by the Corporation in connection with the authorization, issuance and sale of the Shares in the manner referred to in the Registration Statements. In addition, we have examined and are familiar with the Charter of the Corporation, the By-Laws of the Corporation and such other documents as we have deemed relevant to the matters referred to in this opinion.

        Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Small Cap Registration Statement and the International Fund Registration Statement, as applicable, against payment of the consideration described in such Registration Statements, will be legally issued, fully paid and non-assessable shares of common stock of the Corporation.

        We hereby consent to the filing of this opinion as an exhibit to the Small Cap Registration Statement and the International Fund Registration Statement and to the use of our name in the prospectus and statement of additional information constituting parts thereof.

Very truly yours,

/s/    Sidley Austin Brown & Wood LLP